PRESS RELEASE


Contacts:         Stephen A. Crane
                  Robert P. Cuthbert
                  (212) 825-1200

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              GRYPHON HOLDINGS REPORTS CONSUMMATION OF ACQUISITION;
              RESERVE STRENGTHENING AND RESTRUCTURING CHARGE TO BE
                       INCLUDED IN SECOND QUARTER RESULTS


New York, New York, July 14, 1998 -- Gryphon Holdings Inc. announced today that it has closed its previously announced acquisition of The First Reinsurance Company of Hartford and its affiliate, Oakley Underwriting Agency (collectively "Oakley/First Re") form Dearborn Risk Management, Inc. ("Dearborn") for a combination of cash and preferred stock valued at $43.6 million, plus certain other performance-driven contingent consideration.

The purchase consideration of $43.6 million consists of $31.9 million of cash and $11.7 fair value of a new issue of Gryphon perpetual convertible preferred stock. The preferred stock, which will have a face amount of $14.4 million, will be convertible into 643,672 shares of Gryphon common stock, reflecting a conversion price of $22.44 per share. No cash dividends will be paid or owed during the first four and one-half years; a cash dividend at the rate of 4.0% of the face amount will be paid thereafter. Gryphon has borrowed $55.0 million from a group of banks to finance the case portion of the purchase price and repay previously existing bank debt.

Oakley/First Re, which is based in Chicago, is a specialty insurer of professional liability risks. It provides Directors & Officers and Errors & Omissions coverages for corporations, professional firms, not-for-profit institutions, and public entities. John A. Dore, President of Oakley/First Re, will retain that position and become Executive Vice President of Gryphon and Vice Chairman of Gryphon's main operating unit, Gryphon Insurance Group ("GIG"). Mr. Dore will also be elected to Gryphon's Board of Directors, as will John K. Castle, Chairman of Castle Harlan, Inc., which manages a limited partnership that is the majority shareholder of Dearborn.

In making the announcement, Stephen A. Crane, President & Chief Executive Officer of Gryphon, stated, "We are thrilled to consummate this transaction, which fits perfectly with our strategy of developing expertise in highly focused niches within the specialty property and casualty insurance business. John

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Dore and his team are accomplished  professionals  and will add significantly to our strength and depth."

The  Company   reiterated  its  expectation   that  the  transaction   will  add
substantially to Gryphon's earnings per share.

Gryphon also reported today on the results of a formal review of operations and reserves that it had conducted during the second quarter of 1998. The Company indicated that second quarter results, which will be released early in August, will include a pre-tax charge of approximately $10.6 million pertaining to prior-year reserve strengthening. The Company also reported that it will incur a restructuring charge of $750,000 in its second- quarter results in connection with the staff reduction effected during the quarter.

The reserve strengthening followed a thorough and rigorous review that was occasioned by the installation of a new senior operating management team in GIG. GIG appointed new CEOs in each of its two profit centers this year, as well as a new Senior Vice President -- Claims. These individuals were encouraged to identify reserving issues pertaining to previous years in an effort to relieve future reporting periods from the burden of past losses.

The reserve strengthening of $10.6 million before taxes includes case reserves as well as reserves for incurred but not reported losses for various lines of business, including pre-1985 casualty coverages with environmental impairment and asbestos-related exposures, nursing home liability, commercial automobile, artisan contractors, and liquor liability in two states. Almost all of this business had been previously discontinued.

The restructuring charge of $750,000 before taxes relates to the elimination of 16 positions during the second quarter, as well as the related write-off of future office lease obligations on certain space that is not longer necessary. The Company reported that it was able to streamline the organization as a result of the acquisition of Oakley/First Re, and also because of the installation of a new computer system. The Company estimated that the actions taken will reduce annualized expenses by approximately $1.3 million.

Mr. Crane added, "It is important for Gryphon and its shareholders that we start life together with Oakley/First Re without the burden of past problems. Although in our business one can never speak with total certainty regarding the adequacy of reserves to cover future claims, we believe we have addressed a substantial majority of reserving issues. Now that we have closed the Oakley/First Re transaction, we hope to report consolidated results that are unencumbered to prior-year adverse development," Mr. Crane concluded.


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Gryphon Holdings operates through its main subsidiary,  Gryphon Insurance Group, as a specialty property and casualty  underwriting  organization.  The Company's
wholly  owned  insurance  company  subsidiaries  are  Associated   International
Insurance Company, Calvert Insurance Company, and The First Reinsurance
Company of Hartford.

Forward-Looking Information: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of Gryphon may include forward- looking statements which reflect Gryphon's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail elsewhere in documents filed by Gryphon with the Securities and Exchange Commission) include, but are not limited to, uncertainties relating to general economic conditions and cyclical industry conditions, uncertainties relating to governmental and regulatory policies, volatile and unpredictable developments (including storms and catastrophes), the legal environment, the uncertainties of the reserving process, and the competitive environment in which Gryphon operates. The words "believe", "expect", "anticipate", "project", "plan", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Gryphon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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